EXHIBIT 99.1

MURPHY OIL CORPORATION, FACING AN UNPRECEDENTED INDUSTRY
OIL PRICE COLLAPSE, IS RELOCATING CORPORATE
HEADQUARTERS TO HOUSTON, TEXAS

Company to Close Home Office in El Dorado, Arkansas and Office in
Calgary, Alberta, Canada, and Downsize Corporate Staff

Company Will Continue to Support the El Dorado Promise College Scholarship Program
EL DORADO, Arkansas, May 6, 2020 – In recognition of the extraordinary drop in crude oil prices, independent oil and natural gas exploration and production company, Murphy Oil Corporation (NYSE: MUR), is closing its legacy headquarters office in El Dorado, Arkansas, home to approximately 80 employees, as well as its longstanding office in Calgary, Alberta, Canada, home to approximately 110 employees. Consequently, it will be consolidating all worldwide staff activities to its existing office location in Houston, Texas as the new corporate headquarters.
“Over the past several months, we have taken several actions to significantly reduce costs, including cutting this year’s capital expenditures by approximately 50 percent, or $700 million, lowering the company’s dividend by 50 percent, or $76.5 million on an annualized basis, and lowering executive officers’ salaries on average 22 percent, with the chief executive officer’s reduced by 35 percent. We realize, reluctantly, that we need to consolidate our offices to capture additional cost savings to remain competitive in this unprecedented industry environment. We simply do not have a choice and came to this decision only after exhausting all other cost saving measures,” stated Claiborne P. Deming, Chairman of the Board. Deming added, “The El Dorado office closure is particularly painful and difficult, because the company was founded here by C. H. Murphy, Jr. and has been an integral and important part of the community for many years.”

EXHIBIT 99.1

“This decision is one we take with sadness, but with the understanding that our only path forward is to consolidate into one office in Houston. The company recognizes the hardship this decision causes to many in El Dorado and Calgary, and we are committed to treating all those impacted consistent with past practices and plan to offer appropriate severance arrangements,” according to Roger W. Jenkins, President and Chief Executive Officer. “These actions will not impact our field operations in the US and Canada, and we anticipate these office closures to be completed early in the third quarter 2020.”
Importantly, the company intends to continue funding the El Dorado Promise. Founded in 2007, the program pays the college tuition, up to the highest amount charged by an Arkansas public university, of every college-bound graduate of the El Dorado Public School District.
In a separate press release issued today, the company announced its first quarter 2020 financial and operating results. The company will provide further insight regarding its consolidation efforts and cost savings initiatives on the first quarter 2020 conference call.
ABOUT MURPHY OIL CORPORATION
As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. It challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express

EXHIBIT 99.1

management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to: macro conditions in the oil and gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses; other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:
Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

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